September 30, 2011
Medium-Term Notes, Series D
No. 2011-MTNDG0116
Relating to Preliminary Pricing Supplement No. 2011-MTNDG0116 dated September 30, 2011 to Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015
The Buffered Digital Plus Notes offer the opportunity for investors to earn a return based on the performance of the Dow Jones Industrial AverageSM, which we refer to as the underlying index, while providing limited protection against negative performance of the underlying index.  Unlike ordinary debt securities, the notes do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount.  At maturity, if the closing value of the underlying index increases at all from the pricing date to the valuation date, you will receive a positive return on the notes equal to the greater of (i) 18% to 22% (to be determined on the pricing date) and (ii) the return on the underlying index.  If, on the other hand, the closing value of the underlying index has not increased or has declined, then (i) if the closing value has declined by less than the specified buffer amount of 20%, the notes will be redeemed for par or (ii) if the closing value has declined by more than the buffer amount, you will lose 1% for every 1% decline in excess of the buffer amount. This amount may be significantly less than the stated principal amount of the notes and may be as low as $200 per note. The notes are a series of unsecured notes issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the notes are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the notes are not principal protected, you may receive an amount at maturity that is substantially less, and possibly 80% less, than the stated principal amount of your initial investment.

Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below)
Pricing date:	October , 2011 (expected to price on or about October 25, 2011)
Original issue date:	October , 2011 (three business days after the pricing date)
Maturity date:	April 30, 2015
Underlying index:	Dow Jones Industrial AverageSM
Payment at maturity:
If the final index value is greater than the initial index value,
$1,000 + the greater of (i) upside payment and (ii) $1,000 x index percent increase
If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20%,
$1,000
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20%,
($1,000 x index performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $200 per note, subject to the credit risk of Citigroup Inc.

Upside payment:	$180 to $220 per note (18% to 22% of the stated principal amount), to be determined on the pricing date
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Valuation date:	April 27, 2015, subject to postponement for non-index business days and certain market disruption events.
Buffer amount:	20%
Minimum payment at maturity:	$200 per note (20% of the stated principal amount)
Maximum payment at maturity:	There is no maximum payment at maturity.
CUSIP:	1730T0PH6
ISIN:	US1730T0PH67
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to Public	Underwriting Fee(1)	Proceeds to Issuer
Per note	$1,000.00	$39.50	$960.50
Total	$	$	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $39.50 for each $1,000 note sold in this offering.   Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a selling concession of $35.00 for each $1,000 note they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the note declines. You should refer to “Risk Factors” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information

You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement filed on September 30, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095010311004074/dp26531_424b2-0116.htm
Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015

Investment Overview
The Buffered Digital Plus Notes

The Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015 (the “notes”) can be used:

▪
As an alternative to direct exposure to the underlying index that provides a minimum positive return if the underlying index appreciates in value at all and 1-to-1 participation in any appreciation of the underlying index beyond the minimum positive return; however, by investing in the notes, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of September 29, 2011, yield an average of 2.76% per year.  If the average dividend yield remained constant for the term of the notes, this would be equivalent to 9.66% (calculated on a simple interest basis) over the approximately 3.5-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you

▪	To enhance returns and outperform the underlying index in scenarios in which the final index value increases from the initial index value by less than 18% to 22% (to be determined on the pricing date)

▪
To obtain 1-to-1 exposure to the performance of the underlying index in scenarios in which the final index value increases from the initial index value by at least 18% to 22% (to be determined on the pricing date)

▪	To obtain a buffer against a specified level of negative performance in the underlying index

Maturity:	Approximately 3.5 years
Upside payment:	$180 to $220 (18% to 22% of the stated principal amount), to be determined on the pricing date
Buffer amount:	20%
Minimum payment at maturity:	$200 per note (20% of the stated principal amount)
Coupon:	None

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted average composed of 30 common stocks representing a broad cross-section of U.S. industry.

Information as of market close on September 29, 2011:

Bloomberg Ticker Symbol:	INDU
Current Index Value:	11,153.98
52 Weeks Ago (on 9/30/2010):	10,788.05
52 Week High (on 4/29/2011):	12,810.54
52 Week Low (on 8/10/2011):	10,719.94

Dow Jones Industrial AverageSM – Daily Closing Values January 3, 2006 to September 29, 2011

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Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015

Key Investment Rationale

An investment in the notes offers a minimum positive return of 18% to 22% (to be determined on the pricing date) if the underlying index appreciates at all from the pricing date to the valuation date, offers an uncapped 1-to-1 participation in the appreciation of the underlying index of greater than 18% to 22% and provides a buffer against a decline in the underlying index of up to 20%.  However, if the underlying index declines in value by more than 20% from the pricing date to the valuation date, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the notes, subject to the minimum payment at maturity of $200 per note (subject to the credit risk of Citigroup Inc.).

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of September 29, 2011, the average dividend yield of those stocks was 2.76% per year, which, if the average dividend yield remained constant for the term of the notes, would be equivalent to 9.66% (calculated on a simple interest basis) over the approximately 3.5-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the notes.

Payment Scenario 1
The underlying index increases in value from the pricing date to the valuation date by at least 18% to 22% (to be determined on the pricing date).  In this scenario, each note redeems for more than the stated principal amount of $1,000 by an amount that is proportionate to the percentage increase of the final index value from the initial index value.  (Example: if the underlying index increases in value by 40%, the notes will redeem for $1,400, or 140% of the stated principal amount of $1,000.)  There is no maximum payment at maturity.

Payment Scenario 2
The underlying index increases in value from the pricing date to the valuation date by less than 18% to 22% (to be determined on the pricing date).  In this scenario, each note redeems for $1,180 to $1,220 (118% to 122% of the stated principal amount), to be determined on the pricing date.

Payment Scenario 3	The underlying index declines in value from the pricing date to the valuation date by less than the buffer amount of 20% and, at maturity, the notes redeem for the stated principal amount of $1,000.
Payment Scenario 4
The underlying index declines in value from the pricing date to the valuation date by more than the buffer amount of 20% and, at maturity, the notes redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing value of the underlying index from the initial index value in excess of the buffer amount of 20%. (Example: if the underlying index decreases in value by 30%, the notes will redeem for $900, or 90% of the stated principal amount.) The minimum payment at maturity is $200 per note.

Summary of Selected Key Risks (see page 10)

▪	80% of the stated principal amount is at risk.

▪	No interest payments.

▪	Historically, the value of the underlying index has been volatile.

▪
The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and guarantor of any payments due on the notes, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

▪
Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of September 29, 2011, yield an average of 2.76% per year.

▪	The market price of the notes will be influenced by many unpredictable factors.

▪	Adjustments to the underlying index could adversely affect the value of the notes.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The notes will not be listed on any securities exchange, and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes.

▪	The U.S. federal income tax consequences of an investment in the notes are unclear.

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Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015

Fact Sheet

The notes offered are senior unsecured obligations of Citigroup Funding, will pay no interest or dividends, provide a minimum payment at maturity of only 20% of the stated principal amount and are subject to the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount of $1,000 based upon the closing value of the underlying index on the valuation date. The investor may lose up to 80% of the stated principal amount.  The notes are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program.  Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the notes are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
October , 2011 (expected to price on or about October 25, 2011)	October , 2011 (three business days after the pricing date)	April 30, 2015
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the notes are not principal protected, you may receive an amount at maturity that is substantially less, and possibly 80% less, than the stated principal amount of your initial investment.

Underlying index:	Dow Jones Industrial AverageSM
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Interest:	None
Payment at maturity:
If the final index value is greater than the initial index value,
$1,000 + the greater of (i) upside payment and (ii) $1,000 x index percent increase
If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20%,
$1,000
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20%,
($1,000 x index performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $200 per note, subject to the credit risk of Citigroup Inc.

Upside payment:	$180 to $220 per note (18% to 22% of the stated principal amount), to be determined on the pricing date
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	(final index value / initial index value)
Initial index value:	, the closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Buffer amount:	20%
Minimum payment at maturity:	$200 per note (20% of the stated principal amount)
Maximum payment at maturity:	There is no maximum payment at maturity.
Valuation date:	April 27, 2015, subject to postponement for non-index business days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 10.
Clearing and settlement:	DTC

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Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	1730T0PH6
ISIN:	US1730T0PH67
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the notes offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.
Each holder, by purchasing a note, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “Description of Notes—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

▪  Upon a sale or exchange of the notes, or settlement of the notes at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the notes.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or settlement of their notes.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their notes is effectively connected with the conduct of a U.S. trade or business.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Description of Notes—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.
On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the notes by taking positions in swaps, options or futures contracts on the underlying index or on the stocks that constitute the underlying index, in the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value and, therefore, increase the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Description of Notes—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no

September 2011	Page 5

Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015

Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.
However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “Description of Notes—ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $39.50 from Citigroup Funding for each note sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers not affiliated with Citigroup Global Markets a selling concession of $35.00 for each $1,000 note they sell.
Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors” and “Description of Notes—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without prior written consent of the client. See “Description of Notes—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:	Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015

How the Buffered Digital Plus Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of September 29, 2011, the average dividend yield of those stocks was 2.76% per year, which, if the average dividend yield remained constant for the term of the notes, would be equivalent to 9.66% (calculated on a simple interest basis) over the approximately 3.5-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the notes.

The graph is based on the following terms:

Stated principal amount:	$1,000 per note
Hypothetical upside payment:	$200 per note (20% of the stated principal amount)
Minimum payment at maturity:	$200 per note (20% of the stated principal amount)
Maximum payment at maturity:	There is no maximum payment at maturity.

Buffered Digital Plus Notes Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, the payment at maturity on the notes reflected in the graph above is greater than the $1,000 stated principal amount per note and is equal to the $1,000 stated principal amount plus the greater of (i) the hypothetical upside payment of $200 and (ii) the product of $1,000 and the return on the underlying index.

▪
If the percentage change in the closing value of the underlying index from the pricing date to the valuation date is greater than 0% but less than or equal to 20%, an investor will receive a payment at maturity of $1,200 per note, the stated principal amount plus the hypothetical upside payment.

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Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015

▪
If, however, the underlying index appreciates more than 20%, an investor will instead participate on a 1-to-1 basis in the positive performance of the underlying index.  For example, if the underlying index appreciates 40%, an investor will receive a payment at maturity equal to $1,400 per note.

▪
If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20%, investors will receive the stated principal amount of $1,000 per note.

▪
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20%, investors will receive an amount that is less than the stated principal amount by an amount at maturity that is proportionate to the percentage decrease of the closing value of the underlying index from the initial index value in excess of the buffer amount of 20%. The minimum payment at maturity is $200 per note.

▪	For example, if the underlying index depreciates 30%, investors will lose 10% of their principal and receive only $900 per note at maturity, or 90% of the stated principal amount.

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Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of notes that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$1,000 + the greater of: (i) Upside Payment; and (ii) $1,000 x Index Percent Increase

The upside payment will be $180 to $220 per note, to be determined on the pricing date.

The index percent increase will be a fraction equal to: (final index value – initial index value) / initial index value

If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20%:

the stated principal amount of $1,000

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20%:

($1,000 x Index Performance Factor) + $200

The index performance factor will be a fraction equal to: final index value / initial index value

Because the index performance factor will be less than 0.8, this payment will be less than $1,000.

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Buffered Digital Plus Notes Based on the Dow Jones Industrial AverageSM due April 30, 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

▪
The notes do not pay interest, and you may lose up to 80% of the stated principal amount. The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount of the notes, subject to the credit risk of Citigroup Inc. If the final index value is less than 80% of the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each note by an amount proportionate to the decrease in the final index value from the initial index value in excess of the buffer amount of 20%. Thus, you may lose up to 80% of the stated principal amount of your investment in the notes.  See “How the Buffered Digital Plus Notes Work.”

▪
Volatility of the underlying index. Historically, the value of the underlying index has been volatile. From January 3, 2006 to September 29, 2011, the closing value of the underlying index has been as low as 6,547.05 and as high as 14,198.10. The volatility of the value of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of your investment in the notes, and possibly as low as $200 per note.

▪
Potential for a lower comparable yield. The notes do not pay any periodic interest. As a result, if the final index value does not increase from the initial index value, the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

▪
The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the notes mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

▪
Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  The stocks that constitute the underlying index as of September 29, 2011 average a dividend yield of 2.76% per year.  If this average dividend yield were to remain constant for the term of the notes, then, assuming no reinvestment of dividends, you would be foregoing an aggregate yield of 9.66% (calculated on a simple interest basis) by investing in the notes instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a dividend pass-through.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is

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appropriate for you.   The payment scenarios described in this offering summary do not show any effect of lost dividend yield over the term of the notes.

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Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

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The notes will not be listed on any securities exchange, and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the notes.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial index value, the final index value and the index percent increase or index performance factor, as applicable, and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes. One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and options contracts on the underlying index as well as in other instruments related to the underlying index and the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the notes are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might

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not agree with the treatment of the notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Notes—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the Underlying Index

The Dow Jones Industrial AverageSM. Unless otherwise stated, all information on the Dow Jones Industrial AverageSM provided in this offering summary is derived from Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services, LLC (“CME”). The Dow Jones Industrial AverageSM is a price-weighted index, which means an underlying stock’s weight in the Dow Jones Industrial AverageSM is based on its price per share rather than the total market capitalization of the issuer. The Dow Jones Industrial AverageSM is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the Dow Jones Industrial AverageSM tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The Dow Jones Industrial AverageSM is maintained by an Averages Committee comprised of the Managing Editor of The Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire index is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the Dow Jones Industrial AverageSM are made entirely by the Averages Committee without consultation with the corporations represented in the Dow Jones Industrial AverageSM, any stock exchange, any official agency or Citigroup Funding Inc. Although changes to the common stocks included in the Dow Jones Industrial AverageSM tend to be made infrequently, the underlying stocks of the Dow Jones Industrial AverageSM may be changed at any time for any reason. The corporations currently represented in the Dow Jones Industrial AverageSM are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and NASDAQ.

License Agreement. The Dow Jones Industrial AverageSM is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME and has been licensed for use. “Dow Jones®”, “Dow Jones Industrial AverageSM”, “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”), have been licensed to CME and have been sublicensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates (the “Licensee”). The notes are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates (collectively the “Corporations”) and the Corporations make no representation regarding the advisability of investing in the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND THE CORPORATIONS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND THE LICENSEE, OTHER THAN THE LICENSORS OF CME.

All disclosures contained in this document regarding the Dow Jones Industrial AverageSM, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by CME. None of Citigroup Funding, Citigroup Inc., Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

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Historical Information
The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the period from January 3, 2006 through September 29, 2011.  The closing value of the underlying index on September 29, 2011 was 11,153.98.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take historical closing values of the underlying index as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

Dow Jones Industrial AverageSM	High	Low	Period End
2006
First Quarter	11,317.43	10,667.39	11,109.32
Second Quarter	11,642.65	10,706.14	11,150.22
Third Quarter	11,718.45	10,739.35	11,679.07
Fourth Quarter	12,510.57	11,670.35	12,463.15
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter (through September 29, 2011)	12,724.41	10,719.94	11,153.98

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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